AGREEMENT AS TO EXPENSES AND LIABILITIES

                    AGREEMENT dated as of October 1, 1996, between Delmarva Power & Light Company, a Delaware and Virginia corporation ("Delmarva Power"), and Delmarva Power Financing I, a Delaware business trust (the "Trust").

                    WHEREAS, the Trust intends to issue its Common Securities (the "Common Securities") to and receive Debentures from Delmarva Power and to issue its 8.125% Cumulative Trust Preferred Capital Securities (the "Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of October 1, 1996 as the same may be amended from time to time (the "Trust Agreement");

                    WHEREAS, Delmarva Power is the issuer of the Debentures;

                    NOW, THEREFORE, in consideration of the acceptance by each holder of the Preferred Securities, which acceptance Delmarva Power hereby agrees shall benefit Delmarva Power and which acceptance Delmarva Power acknowledges will be made in reliance upon the execution and delivery of this Agreement, Delmarva Power, including in its capacity as holder of the Common Securities, and the Trust hereby agree as follows:

                                      ARTICLE I

                    SECTION 1.01. ASSUMPTION BY DELMARVA POWER. Subject to the terms and conditions hereof, Delmarva Power hereby irrevocably and unconditionally assumes the full payment, when and as due, of any and all Obligations (as hereinafter defined) to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries"). As used herein, "Obligations" means any indebtedness, expenses or liabilities of the Trust, other than (a) obligations of the Trust to pay to holders of any Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be, and (b) obligations arising out of the negligence, willful misconduct or bad faith of the Trustees of the Trust. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

                    SECTION 1.02. TERM OF AGREEMENT. This Agreement shall terminate and be of no further force and effect upon the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Beneficiary must restore payment of any sum paid on account of any Obligation under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

                    SECTION 1.03. WAIVER OF NOTICE. Delmarva Power hereby waives (a) notice of acceptance of this Agreement and of any Obligation to which it may apply and (b) presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                    SECTION 1.04. NO IMPAIRMENT. The obligations, covenants, agreements and duties of Delmarva Power under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                    (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

                    (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

                    (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

          Neither the Trust nor any Beneficiary shall have any obligation to give notice to, or obtain the consent of, Delmarva Power with respect to the happening of any of the foregoing.

                    Section 1.05. Enforcement. A Beneficiary may enforce this Agreement directly against Delmarva Power and Delmarva Power waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against Delmarva Power.


                                      ARTICLE II

                    SECTION 2.01. BINDING EFFECT. All of the obligations, covenants, agreements and duties contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of Delmarva Power.

                    SECTION 2.02. AMENDMENT. So long as there shall remain any Beneficiary or any Preferred Securities outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities.

                    SECTION 2.03. NOTICES. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to wit:

                       Delmarva Power Financing I
                       c/o Delmarva Power & Light Company, Treasury Department 800 King Street
                       Wilmington, Delaware  19899
                        Facsimile No.: (302) 429-3367
                        Attention:  Administrative Trustees

                       Delmarva Power & Light Company
                       800 King Street
                       Wilmington, Delaware 19899
                        Facsimile No.: (302) 429-3367
                        Attention:  Treasurer

                    SECTION 2.04 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS
          PRINCIPLES).


                    THIS AGREEMENT is executed as of the day and year first above written.


                                        DELMARVA POWER & LIGHT COMPANY


                                        By:   /s/ B.S. Graham
                                             -----------------------------
                                           Name: Barbara S. Graham
                                           Title: Senior Vice President,
                                                  Treasurer and Chief Financial
                                                  Officer


                                        DELMARVA POWER FINANCING I

                                        By:   /s/ Edric R. Mason
                                             ------------------------------
                                              not in his (her) individual
                                              capacity, but solely as
                                              Administrative Trustee